FIRST MUTUAL BANCORP, INC.


                                    For Immediate Release
                                    Contact: Paul K. Reynolds
                                             President and Chief
                                             Executive Officer
                                             (217) 429-2306


                   FIRST MUTUAL BANCORP, INC.
                          AMENDS BYLAWS


     December 23, 1996, Decatur, Illinois--Paul K. Reynolds, President and Chief Executive Officer of First Mutual Bancorp, Inc., the holding company for First Mutual Bank, S.B., announced today that the Company had amended its bylaws to, among other things, facilitate the orderly consideration of stockholder proposals. Specifically, the amendments to the bylaws require:
(i) that each director of the Company own at least 500 shares of common stock of the Company and be domiciled in the Bank's market area for at least 24 months prior to such person being nominated for election to the Board of Directors of the Company; and (ii) that a stockholder must give the Company notice at least 120 days in advance of the date of the Company's proxy statement released to security holders in connection with the previous year's annual meeting of stockholders (except for the 1997 annual meeting of stockholders where notice must be given at least 120 days prior to the date of the annual meeting) in order to present any proposal for stockholder action at the annual meeting. The Company's 1997 annual meeting is scheduled for April 24, 1997.

     First Mutual Bancorp, Inc. is the holding company for First
Mutual Bank, S.B., a bank with seven offices located in central
Illinois.  The Company's common stock is traded on the NASDAQ
National Market System under the symbol "FMBD".